SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
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Rockville Financial, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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PROXY STATEMENT
REPORT OF THE AUDIT COMMITTEE
ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR FOR FOUR YEAR TERMS TO EXPIRE IN 2012
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2010)
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2011)
COMPENSATION DISCUSSION AND ANALYSIS
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER BUSINESS
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
ANNUAL REPORTS
ROCKVILLE FINANCIAL, INC.
P.O. Box 660, Rockville, CT 06066
March 28, 2008
Dear Shareholder:
     You are cordially invited to attend the annual meeting of shareholders of Rockville Financial, Inc. The meeting will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Tuesday, April 29, 2008 at 10:00 a.m.
     At the Annual Meeting you will be asked to: (1) elect three Directors; (2) ratify the appointment of Deloitte & Touche LLP as our independent auditors for the current year; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Director and FOR the ratification of Deloitte & Touche LLP as our independent auditors. We encourage you to read the accompanying Proxy Statement, which provides information regarding Rockville Financial, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our Annual Report to Shareholders.
     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.
     We look forward to seeing you at the meeting.

Sincerely,

William J. McGurk
President and Chief Executive Officer

ROCKVILLE FINANCIAL, INC.
25 Park Street, Rockville, CT 06066
(860) 291-3600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2008

     NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of Rockville Financial, Inc. (the “Company” or “Rockville”), the holding company for Rockville Bank (the “Bank”) will be held on Tuesday, April 29, 2008, at 10:00 a.m., at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074 for the following purposes:
1.	To elect three (3) Directors of the Company.

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
     Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 13, 2008, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Judy Keppner

March 28, 2008	Judy Keppner Secretary

ROCKVILLE FINANCIAL, INC.
25 Park Street, Rockville, CT 06066
(860) 291-3600

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rockville Financial, Inc. (the “Company” or “Rockville”) the holding company for Rockville Bank (the “Bank”) to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at Maneeley’s Banquet Facility, 65 Rye Street, South Windsor, Connecticut on Tuesday, April 29, 2008 at 10:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about March 28, 2008.
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
     The Annual Meeting has been called for the following purposes: (1) to elect three Directors of the Company; (2) to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the year ended December 31, 2008; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as Director and FOR the ratification of the appointment of Rockville’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting.
     If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Rockville did not have notice at least 30 days prior to the date of the Annual Meeting.
SOLICITATION OF PROXIES
     All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the common stock.
REVOCATION OF PROXIES
     Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the Proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE
     Only shareholders of record as of the close of business on March 13, 2008, are entitled to vote at the Annual Meeting. On the record date, there were 19,568,284 shares of common stock, no par value, (the “Common Stock”) issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.
     As provided in the Company’s Certificate of Incorporation, holders of Common Stock other than Rockville Financial MHC, Inc. (the “Mutual Holding Company”) who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.
VOTING PROCEDURES
     The Mutual Holding Company owned 55% of the outstanding shares of the Company’s Common Stock as of March 13, 2008. See Corporate Governance — General, below at page 3. All shares of Common Stock owned by the Mutual Holding Company will be voted in accordance with the instructions of the Board of Directors of the Company. The Mutual Holding Company is expected to vote such shares “FOR” the nominees for election as a Director and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. Because the Mutual Holding Company holds in excess of 50% of the outstanding shares of the Common Stock, the votes it casts will ensure the presence of a quorum and determine the outcome of the election of the Director-nominees and the ratification of the appointment of the independent auditors.
     There is no cumulative voting for the election of Directors, and they are elected by a plurality of the vote. At the Annual Meeting, three Directors will be elected. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. Broker non-votes, however, are not counted as present and entitled to vote on the proposals, and have no effect on that vote.
     Executed but unmarked proxies will be voted FOR all proposals.
     Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.
     Enclosed with this Proxy Statement is the Company’s Annual Report to Shareholders for the year ended December 31, 2007, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

CORPORATE GOVERNANCE
General
     The Company was formed on December 17, 2004 as a state-chartered, mid-tier stock holding company. Fifty-five percent of the Company’s common stock is owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company. The Company holds all of the common stock of Rockville Bank (“the Bank”).
The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its President and Chief Executive Officer and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.
Independence of Board of Directors and Members of Its Committees
     It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Stock Market.
     The Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the annual meeting and all Directors of the Company whose terms continue are independent, with the exception of William J. McGurk, the Company’s President and Chief Executive Officer, and Joseph F. Jeamel, Jr., the Company’s Executive Vice President. The Company’s Board of Directors has also affirmatively determined that the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Stock Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter (see the Company’s proxy statement dated March 30, 2007 for a copy of the Audit Committee Charter). In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Human Resources Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Stock Market.
Independence Standards
     As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director has:
1.	Been employed by the Bank or its affiliates in the current year or past three years.

2.	Accepted any payments from the Bank or its affiliates in excess of $60,000 during the previous fiscal year (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

3.	An immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

4.	Been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

5.	Been employed as an executive of another entity where any of the Bank’s executives serve on that entity’s compensation committee.

Board Meetings and Committees
     The business of the Company’s and the Bank’s Boards of Directors is conducted through monthly meetings and activities of the Boards and their committees. The Board of Directors of the Bank consists of those persons who serve as Directors of the Company. Additionally, members of the Company’s committees serve on the identical committees of the Bank. During 2007, the Board of Directors held twelve regular meetings. No current Director attended fewer than 75% of the aggregate of the Bank’s and the Company’s Board and committee meetings, of which he or she was a member, during the period he or she was a Director and a committee member. The standing committees of the Board are discussed below.
Director Attendance at Annual Meetings of Shareholders
     It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. We expect all of our Directors to attend the Annual Meeting.
Committees of the Board of Directors
     The Company’s Board of Directors has five committees: the Audit Committee (as described below), the Human Resources Committee (as described below), the Asset/Liability Committee, the Executive Committee and the Lending Committee. The Company also has a Nominating Committee whose members include both members of the Company’s Board of Directors and individuals who are not Directors of the Company. See below — The Nominating Committee and Selection of Nominees for the Board. Each of the above committees is a joint committee of the Company and the Bank. The Board of Directors may, by resolution, designate one or more additional committees.
     The Audit Committee, consisting of Directors Thomas S. Mason, Chairman, Stuart E. Magdefrau, Vice Chairman, David A. Engelson, and Raymond H. Lefurge, Jr., meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. This committee met seven times during the year ended December 31, 2007. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Global Select Stock Market as well as the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge and Mr. Magdefrau are audit committee financial experts under the rules of the SEC. The Audit Committee acts under a written charter adopted by the Board of Directors (see the Company’s proxy statement dated March 30, 2007 for a copy of the Audit Committee Charter). All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.
     The Human Resources Committee currently consists of Directors David A. Engelson, Chairman, C. Perry Chilberg, Raymond H. Lefurge, Jr. and Rosemarie Novello Papa. This committee met five times during the year ended December 31, 2007. Each member of the Human Resources Committee is independent in accordance with the listing standards of the NASDAQ Global Select Stock Market. There were not any Human Resources Committee “interlocks” during 2007, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Human Resources Committee. The Human Resources Committee acts under a written charter adopted by the Board of Directors (see the Company’s proxy statement dated March 30, 2007 for a copy of the Human Resources Committee Charter).
The Nominating Committee and Selection of Nominees for the Board
     The Company has adopted a Director Nominations Policy (see the Company’s proxy statement dated March 30, 2007 for a copy of the Director Nominations Policy), which sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees. The Director Nomination Policy includes a three tier selection process, beginning with an advisory Nominating Committee, which does not have a formal charter, and whose members consist of the Executive Committee of Rockville Bank’s Board of Directors and two Corporators of the Mutual Holding Company. The current members of the Nominating Committee are Michael A. Bars, C. Perry Chilberg, Raymond H. Lefurge, Jr., Peter F. Olson, William J. McGurk, members of the Bank’s Executive Committee, and Eric L. Kloter and Joan A. Lewis, Corporators of the Mutual Holding Company.

     The Nominating Committee is responsible for identifying and recruiting Director candidates. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise. The Nominating Committee seeks to align Board composition with Rockville Bank’s strategic direction so that the Board members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Community leadership is also an important consideration in reviewing and selecting Director candidates. The Nominating Committee makes its recommendations to the independent members of the Company’s Board of Directors.
The independent members of the Board of Directors, by majority vote, recommend Director nominees to the full Board for election and/or re-election to the Board at the annual meeting of shareholders and candidates to fill vacancies on the Board in between annual meetings of the shareholders. In making such recommendations, the independent Directors consider the recommendations of the Nominating Committee but may recommend Director nominees not recommended or considered by the Nominating Committee.
     The Board of Directors then recommends to the shareholders Director nominees for election and/or re-election to the Board at the annual meeting of shareholders only from the candidates recommended by the independent Directors and in accordance with the foregoing procedure.
Shareholder Nominations for the Board
     Nominations by shareholders of record will be considered by the Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Bank located at 25 Park Street, Rockville, Connecticut 06066 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.
     To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of common stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.
Code of Ethics
     The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.
The Company also has a Whistleblower Policy, which is incorporated into the Standards of Conduct Policy, that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.

Shareholder Communications with the Board
     The Company will endeavor to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Judy Keppner (jkeppner@rockvillebank.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Keppner. All communications to the Board will be reviewed by the Company’s Chairman and President, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
General
     The Audit Committee appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2008. In making its selection, the Audit Committee considered whether Deloitte & Touche LLP’s provision of services other than audit services is compatible with maintaining the independence of Rockville’s outside accountants. In addition, the Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Deloitte & Touche LLP.
Audit Fees
     The following table sets forth the aggregate fees billed by Rockville’s independent registered public accounting firm, Deloitte & Touche LLP for the years ended December 31, 2007 and 2006:

	December 31,
	2007	2006
	(In Thousands)
Audit Fees	$536	$464
Audit Related Services	—	—
Tax Services	39	100
All Other Fees	—	—

Total	$575	$564

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor
     Consistent with SEC requirements regarding auditor independence, the Audit Committee is required to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Committee reviews annually and pre-approves all audit and permitted non-audit services rendered by the Company’s independent auditors in accordance with the Company’s Audit Committee Charter.
     All engagements of the independent auditor to perform any audit services and non-audit services during 2007 were pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance. All engagements of the independent auditor to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE
     In accordance with rules adopted by the SEC, the Audit Committee of the Company’s Board of Directors submits this report for 2007. The Audit Committee met seven times during the year ended December 31, 2007. The Audit Committee’s responsibilities are to:
•	oversee the external audit of management’s annual financial statements;

•	oversee the internal audit function and the system of internal controls;

•	oversee management of the compliance function; and

•	oversee regulatory reporting.
     The Audit Committee, which is appointed by the Board of Directors, is composed solely of independent Directors in accordance with the rules of the NASDAQ Global Select Stock Market and the SEC. The Audit Committee recommended, and the Board of Directors has adopted, a written Audit Committee Charter (see the Company’s proxy statement dated March 30, 2007 for a copy of the Audit Committee Charter). In addition, the Audit Committee has taken the following actions:
•	Reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2007 with management of the Company.

•	Discussed with the Company’s independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

•	Discussed and received written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (“Independence Discussions With Audit Committees”).
     Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which will be filed with the SEC on March 17, 2008.
March 11, 2008
The Audit Committee:
Thomas S. Mason, Chairman
Stuart E. Magdefrau, Vice Chairman
David A. Engelson*
Raymond H. Lefurge, Jr.
* Absent for medical reasons

ELECTION OF DIRECTORS
(Proposal 1)
     The Certificate of Incorporation of the Company provides that the number of Directors shall be as stated in the Company’s Bylaws but shall not be fewer than eight nor more than sixteen. The Certificate of Incorporation further provides that the number of Directors shall only be increased or decreased by the Board of Directors. Currently, the Board of Directors has set the number of Directors at twelve. The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director.
     Three Directors will be elected at the Annual Meeting to serve for four-year terms and until his successor is elected and qualified. Following the recommendation of the Nominating Committee, the independent members of the Board of Directors have nominated Michael A. Bars, Thomas S. Mason, and Peter F. Olson, all current Board members, for re-election as Director. There are no arrangements known to Management between Michael A. Bars, Thomas S. Mason, and Peter F. Olson and any other person pursuant to which such nominee was selected. Messrs. Bars, Mason and Olson are nominated for four-year terms to expire in 2012. At each annual meeting, the successors, if any, to the class of Directors whose terms expire at that meeting shall be considered for election to serve four-year terms and until their successors are elected and qualified.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF THE ABOVE NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.
     The persons named on the enclosed proxy intend to vote for the election of Mr. Bars, Mr. Mason and Mr. Olson, unless the proxy is marked by the shareholder to the contrary. If Mr. Bars, Mr. Mason or Mr. Olson are unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend, or the Board of Directors may amend the Bylaws to reduce the size of the Board to eliminate the resulting vacancy. The Board knows of no reason why Mr. Bars, Mr. Mason or Mr. Olson might be unavailable to serve. The table below and on the following pages sets forth certain information with respect to Mr. Bars, Mr. Mason and Mr. Olson, and each Director continuing in office.
NOMINEES FOR DIRECTOR FOR FOUR YEAR TERMS TO EXPIRE IN 2012

	Director
	Age(1)	Since(2)
Michael A. Bars, Vice Chairman	52	2003
Mr. Bars is a partner with the law firm of Kahan, Kerensky & Capossela, LLP, a general practice law firm located in Vernon, Connecticut.

Thomas S. Mason	68	1989
Mr. Mason was, for over thirty years, the owner, President and Treasurer of L. Bissell and Son, Inc., an insurance agency, located in Rockville, Connecticut, until he retired in 1995.

Peter F. Olson	67	1980
Mr. Olson is the owner of Ladd & Hall Co., Inc., a privately held retail furniture company located in Rockville, Connecticut.
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2009)

Raymond H. Lefurge, Jr., Chairman	58	2003
Mr. Lefurge is a certified public accountant. He is the majority shareholder of the tax and auditing services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President.

	Director
	Age(1)	Since(2)
Stuart E. Magdefrau	53	1995
Mr. Magdefrau is a certified public accountant, practicing with the firm of Magdefrau, Renner & Ciaffaglione LLC, CPAs, located in Vernon, Connecticut. He was the founding partner of the firm but no longer has an ownership interest in it.

William J. McGurk	66	1981
Mr. McGurk joined Rockville Bank in 1980, as President and Chief Executive Officer. In 1981, Mr. McGurk was elected to the Board of Directors. He has over twenty-eight years of commercial and thrift banking experience with Rockville Bank and forty-three years of banking experience. He has extensive experience in the areas of retail and business lending, retail banking, asset management and marketing.

CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2010)

David A. Engelson	64	1998
Mr. Engelson was, for nineteen years, the Supervisory Principal of Center Road Elementary School, located in Vernon, Connecticut, until he retired in 2002. He is currently the Executive Director of Hockanum Valley Community Council, Inc., a social service agency, located in Vernon, Connecticut.

Pamela J. Guenard	45	2007
Ms. Guenard has been a Vice President at Don Brooks & Associates, Inc. since 2004, a firm specializing in income tax preparation, bookkeeping and payroll services, located in South Windsor, Connecticut. Ms. Guenard is also an owner of Dovetail Woodworks, Inc., a privately held manufacturer of cedar outdoor furniture, located in Ellington, Connecticut.

Richard M. Tkacz	55	2007
Mr. Tkacz is the owner of Rich’s Oil Service, Inc. and Comfort Heating, Inc., privately held oil distributing and HVAC companies located in Enfield, Connecticut.
CONTINUING DIRECTORS (TERMS TO EXPIRE IN 2011)

C. Perry Chilberg	59	1999
Mr. Chilberg is the Vice President and majority owner of Bergson Tire, Co., Inc., an automotive tire retail business and a manufacturer of truck tire retreads, located in Ellington, Connecticut.

	Director
	Age(1)	Since(2)
Joseph F. Jeamel, Jr.	68	2007
Mr. Jeamel joined Rockville Bank in 1990. He served as Senior Vice President and Chief Financial Officer of Rockville Bank until 2003 when he was promoted to Executive Vice President. In 2005, he was promoted to Chief Operating Officer of Rockville Bank and was appointed Executive Vice President of the Company.

Rosemarie Novello Papa	63	2007
Ms. Papa is Chair of the Board of Trustees for Eastern Connecticut Health Network and a member of the Board of Trustees for Manchester Community College Foundation. She also serves as a substitute teacher for the Manchester school system.

(1)	As of December 31, 2007.

(2)	The reported date is the date the individual became a Director of Rockville Bank.
INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of Rockville Financial, Inc.
     The following individuals are the executive officers of Rockville Financial, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William J. McGurk	66	President and Chief Executive Officer
Joseph F. Jeamel, Jr.	68	Executive Vice President
Gregory A. White	43	Senior Vice President, Chief Financial Officer and Treasurer
Judy L. Keppner	49	Secretary

(1)	As of December 31, 2007.
     The executive officers of Rockville Financial, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.
Executive Officers of Rockville Bank
     The following individuals are the executive officers of Rockville Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William J. McGurk	66	President and Chief Executive Officer
Joseph F. Jeamel, Jr.	68	Chief Operating Officer
Christopher E. Buchholz	53	Executive Vice President
Gregory A. White	43	Senior Vice President, Chief Financial Officer and Treasurer
Charles J. DeSimone, Jr.	64	Senior Vice President, Chief Risk and Credit Officer
Richard C. DiChiara	57	Senior Vice President, Retail Banking Officer
Mark A. Kucia	44	Senior Vice President, Commercial Banking Officer
Laurie A. Rosner	43	Senior Vice President, Marketing and Administrative Services Officer
Richard J. Trachimowicz	53	Senior Vice President, Human Resources and Organizational Development Officer
Darlene S. White	50	Senior Vice President, Operations Officer

(1)	As of December 31, 2007.

     The executive officers of Rockville Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.
Biographical Information of Executive Officers of Rockville Bank Who Are Not Directors
Christopher E. Buchholz, Executive Vice President, joined Rockville Bank in June 2006 and served as the Commercial Banking Market Executive until he was appointed to the position of Senior Vice President, Senior Commercial Banking Officer in late 2006. He was promoted to his current position in July 2007. Prior to joining the Bank, Mr. Buchholz served as Senior Vice President, Market Manager, Business Banking at Bank of America.
Gregory A. White, Senior Vice President, Chief Financial Officer and Treasurer, joined Rockville Bank in December 2003. Mr. White is a Chartered Financial Analyst and has previously served as Vice President at Federal Home Loan Bank of Boston, Vice President at Webster Bank and Senior Vice President at Mechanics Savings Bank.
Charles J. DeSimone, Jr., Senior Vice President, Chief Risk and Credit Officer, held the position of Senior Loan Officer from December 2002 until late 2006, when he was appointed to his current position. Prior to December 2002, he served as the Senior Vice President and Chief Credit Officer at Southington Savings Bank located in Southington, Connecticut.
Richard C. DiChiara, Senior Vice President, Retail Banking Officer, joined Rockville Bank in November 2007. Prior to joining the Bank, Mr. DiChiara served as Senior Vice President, Business Banking at Bank of America. Prior to his transition to Bank of America in 2005, Mr. DiChiara served as Senior Vice President, Business and Professional Services at Webster Bank.
Mark A. Kucia, Senior Vice President, Commercial Banking Officer, joined Rockville Bank in October 2005 and served as the Vice President, Senior Commercial Real Estate Lender until he was promoted to his current position in August 2007. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut.
Laurie A. Rosner, Senior Vice President, Marketing and Administrative Services Officer, joined Rockville Bank in July 1991. She has served in various positions at Rockville Bank, including Assistant Corporate Secretary.
Richard J. Trachimowicz, Senior Vice President, Human Resources and Organizational Development Officer, joined Rockville Bank in May 1996 and served as the Senior Vice President, Retail Banking Officer until he was appointed to his current position in May 2007. Prior to 1996, Mr. Trachimowicz served as Manager of Sales and Customer Service for Northeast Savings, located in Hartford, Connecticut.
Darlene S. White, Senior Vice President, Operations Officer, joined Rockville Bank in April 2006. Prior to joining the Bank, Ms. White served as Chief Operating Officer at the Polish National Credit Union, located in Chicopee, Massachusetts.
BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The table below sets forth information as of March 7, 2008, with respect to principal beneficial ownership of Common Stock by each Director and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and Named Executive Officers of the Company and the Bank as a group.

	Number of Shares
	Beneficially		Percent of
Name and Address of Beneficial Owner	Owned(1)		Class(2)
Rockville Financial MHC, Inc.	10,689,250	(3)	54.63%
25 Park Street
Rockville, CT 06066

Independent Directors:

Michael A. Bars	19,700	(4)	*
C. Perry Chilberg	44,700	(5)	*
David A. Engelson	35,689	(6)	*
Pamela J. Guenard	1,400	(7)	*
Raymond H. Lefurge, Jr.	34,500	(8)	*
Stuart E. Magdefrau	25,700	(9)	*
Thomas S. Mason	15,689	(10)	*
Rosemarie Novello Papa	908	(11)	*
Peter F. Olson	44,200	(12)	*
Richard M. Tkacz	2,200	(13)	*

Named Executive Officers:

William J. McGurk	84,057	(14)(19)	*
Joseph F. Jeamel, Jr.	34,648	(15)(19)	*
Christopher E. Buchholz	7,561	(16)(19)	*
Gregory A. White	19,971	(17)(19)	*
Charles J. DeSimone, Jr.	18,585	(18)(19)	*

All Directors and Executive Officers as a Group (20 persons)	459,097		2.35%

*	Less than 1% of the common stock outstanding.

(1)	Based on information provided by the respective beneficial owners and on filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934.

(2)	Based on 19,568,284 shares of common stock issued and outstanding as of March 7, 2008.

(3)	Based solely on information provided in a Schedule 13D filed with the SEC by Rockville Financial MHC,

Inc. All shares are held with sole voting and dispositive power.

(4)	Includes 15,000 shares held by law firm, Kahan, Kerensky & Capossela, LLP, of which Mr. Bars is an equity partner, 4,000 shares of restricted common stock and 700 exercisable options to purchase common stock.

(5)	Includes 13,605 shares held by his wife, 12,790 shares held by adult children, 4,000 shares of restricted common stock and 700 exercisable options to purchase common stock.

(6)	Includes 5,000 shares held by his wife, 10,000 shares held jointly with his wife, 4,989 shares of restricted common stock and 700 exercisable options to purchase common stock.

(7)	Includes 200 shares held jointly with her husband and 700 exercisable options to purchase common stock.

(8)	Includes 13,000 shares held jointly with his wife, 7,000 shares held by his wife, 3,800 shares of restricted common stock and 700 exercisable options to purchase common stock.

(9)	Includes 9,000 shares held jointly with his wife, 1,000 shares held by a minor child, 3,000 shares of restricted common stock and 700 exercisable options to purchase common stock.

(10)	Includes 5,000 shares held in the Thomas S. Mason Trust, of which Mr. Mason is the trustee, and 5,000 shares held in the Susan C. Mason Trust, of which Mrs. Mason is the trustee. Also includes 4,989 shares of restricted common stock and 700 exercisable options to purchase common stock.

(11)	Includes 700 exercisable options to purchase common stock.

(12)	Includes 20,000 shares held by his wife, 3,500 shares of restricted common stock and 700 exercisable options to purchase common stock.

(13)	Includes 800 shares held by his wife and 700 exercisable options to purchase common stock.

(14)	Includes 15,000 shares held jointly with his wife, 16,800 shares of restricted common stock and 12,000 exercisable options to purchase common stock.

(15)	Includes 5,400 shares of restricted common stock and 4,800 exercisable options to purchase common stock.

(16)	Includes 2,263 shares of restricted common stock and 4,000 exercisable options to purchase common stock.

(17)	Includes 2,661 shares of restricted common stock and 3,000 exercisable options to purchase common stock.

(18)	Includes 2,000 shares of restricted common stock and 2,600 exercisable options to purchase common stock.

(19)	Includes shares allocated to the account of the individuals under the Rockville Bank Employee Stock Ownership Plan. The respective individuals have vested shares as follows: Mr. McGurk — 5,427 shares; Mr. Jeamel — 5,379 shares; Mr. Buchholz — 269 shares; Mr. White — 2,803 shares; and Mr. DeSimone — 3,670 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2007, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis, except that Mr. McGurk and Mr. Bars each inadvertently filed one such required report on an untimely basis.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The following discussion focuses on compensation practices related to our Named Executive Officers for the most recently completed calendar year. We summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process.
Objectives of Rockville’s Compensation Programs and Compensation Philosophy
     Rockville’s executive compensation philosophy is designed to support the Bank’s business objectives to be “Connecticut’s Best Community Bank” by adopting a total compensation program that is attractive, market-based, tied to performance and aligned with shareholder’s interests. We believe the Bank’s objective of remaining a community centric franchise, focusing on quality personal service, expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy.
     Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and performance (both individual and Company). We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value. The remainder of this CD&A discusses our specific approach to achieving this overall strategy.
Role of the Human Resources Committee, Management and the Compensation Consultant in the Executive Compensation Process
Role of the Human Resources Committee
     The Human Resources Committee (the “Committee”) of our Board of Directors is responsible for discharging the Board of Directors (the “Board”) responsibilities in determining salaries, incentives and all other compensation awarded to, earned by or paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of Rockville). Four members of the Board of Directors sit on the Human Resources Committee, each of whom is an independent director under the NASDAQ Global Select Market listing requirements. To fulfill its responsibilities, the Committee meets throughout the year (five times in 2007) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.
     A broader Committee of the Board of Directors, a Stock Awards Committee, was developed during 2007 to assist in setting the Company’s equity grant strategy and approving stock allocations. This was an important step for ensuring the Board’s proper education and dissemination to the Board of information related to stock practices at the Company. All members of the Human Resources Committee participate in the Stock Awards Committee. The Human Resources Committee is ultimately responsible for reviewing and approving all disclosures related to executive compensation contained in this proxy statement, including the following disclosures.
     The Human Resources Committee considers, determines and approves the mix of base salary, short term incentives and long term incentives payable to the executive officers. The Committee determines and approves corporate goals and objectives for incentives consistent with business and/or strategic plans approved by the Board of Directors.
The Committee evaluates the performance of the executives. The Committee takes into account the President and Chief Executive Officer’s evaluation of the performance of executive officers and his recommendations, but makes all final decisions related to executive compensation.

     All decisions by the Human Resources Committee relating to compensation affecting executive officers of the Bank are reported to the full Board of Directors. The Human Resources Committee meets at least annually to review and approve the compensation of the Chief Executive Officer, other executive officers and approve compensation guidelines for the remaining officers and staff.
     The Committee has the authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other experts, advisors, or consultants as it deems desirable or appropriate.
Role of the Compensation Consultant
     The Bank utilizes the services of outside advisors and consultants throughout the year as they relate to executive compensation. For early 2007 decisions, the Committee relied on the services of Windshire Associates, an independent compensation consulting firm based in Connecticut. Windshire Associates advised the Human Resources Committee on matters relating to executive base salaries, incentive plans and targets for 2007, as well as the initial equity awards granted in 2006. During 2007, the Human Resources Committee engaged Pearl Meyer & Partners (PM&P), an independent consulting firm, to conduct a comprehensive executive total compensation review and provide advice and counsel related to executive compensation and equity compensation.
     The Human Resources Committee had direct access to these advisors for issues related to executive compensation and benefits and periodically requests consultants and advisors to present findings or provide education on best practices and trends in the banking industry related to executive compensation.
Role of Company’s Management
     The Company’s management provides information and input, as requested by the Human Resources Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are based on the Board approved goals.
     Members of management may be asked to provide information, input and advice relating to potential changes in compensation programs for review and approval by the Human Resources Committee. The Chief Executive Officer and Senior Vice President, Human Resources and Organizational Development Officer provide the Committee and other advisors with Company data necessary to evaluate and implement compensation proposals and programs. The Senior Vice President, Human Resources and Organizational Development Officer works with outside consultants to provide data and information related to the Committee’s needs and objectives.
     The Human Resources Committee occasionally requests one or more members of senior management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only independent Committee members are allowed to vote on decisions regarding executive compensation.
     At the end of the year, the Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions such as base salary, incentive and equity awards. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. Decisions regarding other executives are made by the Committee considering recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested.
Inputs to Committee Decisions
Competitive Benchmarking
     Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data, advice and counsel of its compensation consultants.
The consultants provide benchmarking data, best practices information and general education to members of the Committee as needed throughout the year.

     For early 2007 planning, the Committee relied on the services of Windshire Associates. For its analysis the Committee constructed a peer group of 15 institutions. Those institutions are predominantly state chartered savings institutions with asset sizes within the range of $200,000,000 to $6,000,000,000 and are headquartered primarily in the Northeastern United States. The Committee considers information from the peer group as well as published survey data and other information provided by its consultant in making pay decisions. This peer group was used to assist with 2007 base pay decisions and provide a foundation for developing the 2007 incentive plan award targets and maximums.

Berkshire Hills Bank	NewMil Bank
Bancorp Rhode Island	Peoples Bank of Massachusetts
Camden National Corp	Savings Institute Bank & Trust
Century Bancorp	United Bank
Enfield Federal Savings & Loan	WestBank
Fairfield County Bank Corp	Westfield Bank
First County Bank	Interchange Financial
NewAlliance Bank
     During 2007, the Committee requested PM&P conduct a comprehensive executive total compensation review to facilitate its assessment of total compensation — by element and in aggregate. The analysis included a custom peer group of 20 banks of similar asset size and region. The comparable companies are reviewed regularly and may change slightly depending on changes in the market place, acquisitions, divestures and business focus of the Company. This peer group was used for setting 2008 pay guidelines.
In addition to the peer group, the Committee considers data from other industry surveys.
Performance Based Compensation
     The total compensation program is designed to support our belief that all executives should have a significant portion of their compensation tied to performance. We define performance to reflect a balance of both Company and individual performance as well as short and long-term performance. In setting our total compensation guidelines, we target a significant portion of our compensation in the form of annual cash incentives and equity/long-term incentive awards that focus on performance-based, at-risk compensation.
2007 Executive Compensation Program Components and Decisions
     Compensation paid to the Bank’s executive officers in 2007 consisted of the following components: base salary, short-term cash bonuses paid pursuant to the Officer Incentive Compensation Plan (OICP), long-term equity awards paid pursuant to the Company’s 2006 Stock Incentive Award Plan, and participation in our employee and executive benefit plans.
     Base Salaries. Base salaries provide compensation to our executives that reflect their role at the Bank. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. We also consider internal responsibilities which may be unique to our Bank.
     We aim to set base salaries at a “conservatively competitive” level. This is in recognition of our philosophy to place more emphasis on incentive, or performance-based pay. In determining the 2007 base salaries for the Chief Executive Officer and other executive officers, the Committee reviewed compensation surveys prepared by Windshire Associates to ensure that base salaries remain within a competitive range and enable us to attract and retain highly skilled personnel. The actual annual base salary for each officer was not determined on a formula basis or to equate with a certain percentage of peer medians, but was determined based on the individual’s particular experience, talents, and responsibilities at the Bank. Annual base salaries are reviewed by the Human Resources Committee in the first quarter of each year, and were increased in 2007 to be principally in line with peer institutions and to reflect our annual salary increase budget. The following summarizes the 2007 salaries for the Company’s Named Executive Officers:

Mr. William J. McGurk	$404,460
Mr. Joseph F. Jeamel, Jr.	$220,420
Mr. Christopher E. Buchholz	$181,000
Mr. Gregory A. White	$159,120
Mr. Charles J. DeSimone, Jr.	$157,353

     Incentive Compensation. All executives and officers of the Bank participate in the Bank’s OICP which is administered by the Human Resources Committee. The OICP is an annual or short-term compensation plan specifically designed to encourage participants to produce results that enable the Company to reach targeted levels of earnings performance for the fiscal year. The OICP provides participants with an opportunity to earn variable rewards that are contingent on the actual fiscal performance of the Company and the contribution that individual officers make toward that end. A significant portion of the overall annual cash compensation of executives comes from the Officer Incentive Compensation Plan.
     For 2007, the Committee established plan goals and award opportunities in consultation with Windshire Associates, based upon competitive awards of comparable institutions, the profitability and long-term planning goals of the Company and other individual performance goals. Each participant has a defined incentive opportunity which is expressed as a percentage of base salary. The incentive opportunity defines the maximum award that will be paid based on achieving earnings goals and individual performance. For the Named Executive Officers, the maximum incentive opportunity is 60% for the CEO and ranges from 25% - 45% for other Named Executive Officers.
     At the start of the fiscal year, the Committee established a threshold level of earnings performance that must be achieved before any incentive awards are made available. A target, or planned, level of earnings is also determined. This level of performance is designed to be aggressive and reflect “stretch” performance. This is the level of earnings that is established in the annual business plan which must be achieved to fund the incentives at maximum levels (i.e. the “maximum” incentive is our target award).
     The OICP is funded based on Company performance relative to net income after taxes. For 2007 the threshold level of performance was set at 90% of the target earnings. At that point the targeted incentive pool will be 50% funded. As fiscal performance exceeds 90% of the target level of earnings the incentive pool increases on an incremental basis until performance reaches target. At target, the incentive pool funds 100%. At 100% of the target level of fiscal performance the incentive pool is sufficient for all participants to be eligible for their maximum incentive awards. For 2007, the incentive pool was capped when the earnings reach the target level.
     As soon as practical following the end of the fiscal year, management determines the actual earnings performance of the Company and calculates the incentive pool. The incentive targets are adjusted based on achievement relative to performance goals. The incentive award potential for each participant is adjusted according to earnings. The actual payout is then determined based on the personal performance of each officer. With respect to executive officers, the President and Chief Executive Officer and Senior Vice President, Human Resources and Organizational Development Officer present the recommended incentive award payments to the Human Resources Committee for review and approval.
     For fiscal year 2007, the Company’s target net income after tax was $8.53 million and actual performance was $8.78 million which resulted in a plan funding at 100%. All incentive awards were funded at the maximum (i.e. target). Incentive awards were then allocated to participants based on their individual performance, as defined by goals set for each executive at the start of the fiscal year. Individual goals vary by participant to reflect their role and responsibility. Based on the assessment of performance relative to each executive’s goals, it was determined by the Committee that all incentives awards should be paid at target. As a result, the following incentive awards were allocated to the Named Executive Officers:

Mr. William J. McGurk	$242,676 (i.e. 60% of base salary)
Mr. Joseph F. Jeamel, Jr.	$99,189 (i.e. 45% of base salary)
Mr. Christopher E. Buchholz	$59,129 (i.e. 35% of pro-rated base salary)
Mr. Gregory A. White	$63,648 (i.e. 40% of base salary)
Mr. Charles J. DeSimone, Jr.	$39,338 (i.e. 25% of base salary)
     Stock Awards. We provide stock-based, long-term incentive compensation to our executive officers in the form of options to purchase common stock and restricted stock awards. Our stock plan is designed to align the financial interests of our officers with our shareholders, assist in attracting and retaining executive officers, and provide incentives consistent with our strategy to remain an independent, community-oriented banking institution.
     Stock awards were made for the first time in 2006, pursuant to the shareholder approved Rockville Financial, Inc. 2006 Stock Incentive Award Plan. The 2006 stock awards were made by the Human Resources Committee. Unlike most recently converted institutions, the Company granted awards at a relatively modest level, with the intent to grant shares over multiple years, rather than all shares up front, as was the practice of many converted banks. The Human Resources Committee and management believe in the importance of aligning employees with shareholder interests and made initial grants throughout the Bank.
     During 2006, executives received stock options and shares of restricted stock that were designed to reflect the significance of that executive officer’s current and anticipated contributions to the Bank. The value that may be realized upon exercise of options depends upon the exercise price of the option and the price of the Company’s common stock at the time of exercise, while the value of restricted stock awards depends primarily on the price of our common stock at each vesting date. At the time of the 2006 awards, the Company specifically retained a large pool of shares for future grant rather than allocate all the shares at that time. The intent was to divide the grants out over multiple years. During 2007, a newly created Stock Awards Committee of the Board of Directors was convened to discuss the Company’s stock award strategy and define the process for allocating the awards going forward.
     The Stock Awards Committee authorized PM&P to assist in facilitating the process of reviewing its equity grant strategy and determining an approach for grants in 2007 and beyond. The Stock Awards Committee considered the goals for the plan, expense to the Company, size of the share pool and current stock holdings and value. As a result of detailed analysis and discussion with the consultant, and in keeping with the original strategy from 2006, the Stock Awards Committee decided to grant shares of stock options to key officers of the Bank in 2007. The awards were made in August 2007 and were designed to support its goal to allocate initial grants over multiple years. In addition, the Stock Awards Committee recognized that the initial stock option grants were underwater due to a unique rise in the stock price at the time of grant. The Stock Awards Committee felt it was important to ensure its long-term incentive focus and alignment with shareholders and approved an award of stock options to key executives. The Stock Awards Committee also sought to retain a substantial pool of equity (stock options and restricted stock), that it intends to use in subsequent years pursuant to its original strategy.
     Stock option grants were made in August 2007 with an exercise price equivalent to the fair market value per share of common stock on the date of Stock Awards Committee approval (August 14, 2007) . Stock options vest 20% immediately and 20% annually over the next four years (i.e. August 14, 2008, August 14, 2009, August 14, 2010 and August 14, 2011).
     The retention value of equity awards is maximized through a stock retention policy applicable to all recipients, including executive officers and directors. If executives leave Rockville before their options or their restricted stock have vested, the unexercisable portions of the options and the unvested restricted shares are forfeited. Options and restricted shares vest upon retirement in accordance with the Bank’s Retirement Plan.
     In conjunction with the granting of stock awards in 2006 we adopted a Stock Retention Policy which requires, absent an extraordinary circumstance, that directors and officers who receive stock awards retain at least 25% of the vested shares they receive as restricted stock and that they realize from the exercise of stock options, for as long as they are employed by or in service as a director or officer of Rockville.
Benefits
     In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan, the Employee Stock Ownership Plan, the Retirement Plan and life insurance. All of the executive officers are also eligible to participate in the Supplemental Savings and Retirement Plan. This Plan

provides restorative payments to executives designated by the Human Resources Committee who are prevented from receiving the full benefits contemplated by the Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan. In addition, Mr. McGurk and Mr. Jeamel receive certain benefits under Rockville Bank’s nonqualified supplemental retirement plans that are otherwise limited by Internal Revenue Code caps on qualified plans. Mr. Buchholz participates in an individual Supplemental Executive Retirement Plan designed to provide him with retirement benefits outside of the Retirement Plan of Rockville Bank which was closed to new entrants as of January 1, 2005. The Human Resources Committee believes this nonqualified supplemental retirement benefit is both appropriate and common for executives based on information reviewed by the Committee. In addition Mr. McGurk, Mr. Jeamel and Mr. Buchholz receive automobile allowances.
CEO Compensation Review
     The Human Resources Committee, in determining the compensation for Mr. McGurk, considered Rockville’s financial performance, growth, financial and regulatory condition. Mr. McGurk’s 2006 base salary of $378,000 increased 7% in 2007 to $404,460. This increase recognized the increased size and complexity of the institution and the resulting additional responsibilities of Mr. McGurk. His annual bonus, determined under the Officer Incentive Compensation Plan, was $242,676 for 2007 or 100% of his target of 60% of base salary. This award reflects the Company’s achievement of the stretch net income goal required to fund the incentives as well as Mr. McGurk’s strong performance relative to loan and deposit growth, as well as the introduction of new products and services which position the Company for future growth. In accordance with Plan provisions, the bonus was paid in cash. Mr. McGurk was granted stock options to purchase an aggregate of 30,000 shares of our common stock at an exercise price of $14.35 per share, the fair market value of the stock on the date of grant. The options were granted on August 14, 2007 and vest 20% immediately and 20% annually over the next four years (i.e. August 14, 2008, August 14, 2009, August 14, 2010 and August 14, 2011). Mr. McGurk has reached retirement age and as such unvested shares will be accelerated upon his retirement.
     Overall, the Committee believes this total compensation package achieves a sound balance between market competitive and individual recognition for Mr. McGurk’s performance.
Additional Executive Officer Compensation Considerations
     The Company has entered into employment agreements with change of control provisions with all of its executive officers and certain non-executive officers. All of these contracts, except for the one granted to Mr. Buchholz, reflect a term of one year. Mr. Buchholz’s contract comes up for renewal in 2009 and will be changed from the current three year term to a one year term, consistent with other executives. The Company believes these agreements are necessary and appropriate to provide a level of financial security to officers important to the success of the Company in the event a change of control affecting the Company occurs. All of the contracts providing change of control protection contain “double trigger” provisions. This means that the officer is entitled to change of control compensation only if there is both a change of control at the Company and the officer either has his or her employment terminated or he or she terminates with “good reason”.
     The Human Resources Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Rockville’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. Also, the employment contracts for the Named Executive Officers contain change of control “tax gross up” provisions such that if the change of control payment to any of the executive officers exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G and thereby imposes an excise tax on the officer, the Company, or its successor, will pay such officer additional amounts to compensate for the excise tax. The Committee believes the change in control features are unlikely to be triggered given the Company’s desire to remain an independent, community-oriented institution, and that the “gross up” features of the contracts are consistent with that belief and strategy. The Human Resources Committee takes into consideration the accounting effects of SFAS 123R in determining vesting periods for stock options and restricted stock awards under the Rockville Financial, Inc. 2006 Stock Incentive Award Plan.
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION
           The Human Resources Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Human Resources Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which incorporates by reference the disclosure contained in this Proxy Statement.
February 27, 2008
The Human Resources Committee:
David A. Engelson, Chairman
C. Perry Chilberg
Raymond H. Lefurge, Jr.
Rosemarie Novello Papa
COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT
Annual Compensation
     The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers during 2007. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. The material terms of each officer’s employment agreements are described above on page 18. No options or other equity-based awards were repriced or otherwise modified during 2007 for the Named Executive Officers. A portion of 2007 compensation as reflected in the following table is represented by the value attributable to stock options granted in the third quarter. Due to accounting rules, referenced in footnotes (3) and (4), substantial expense was incurred for these awards in 2007 despite the fact that the options vest over five years. This expense is reflected in columns (e) and (f) of the table. Additionally, in the cases of Mr. McGurk and Mr. Jeamel, the expense associated with their awards is disproportionately larger than for the other NEOs due to accelerated vesting provisions in the Rockville Financial, Inc. 2006 Stock Incentive Award Plan related to executive officers who have reached normal retirement age.

							Change in
							Pension Value
							and
							Nonqualified
Name and						Non-Equity	Deferred
Principal				Stock(4)	Option(5)	Incentive Plan	Compensation	All Other
Position	Year	Salary(2)	Bonus(3)	Awards	Awards	Compensation(6)	Earnings(7)	Compensation(8)	Total
(a)	(b)	( c)$	(d)$	(e)$	(f)$	(g)$	(h)$	(i)$	(j)$

William J. McGurk	2007	403,471	0	0	122,400	242,676	0	77,177	845,724
President and Chief Executive Officer	2006	389,423	0	723,240	123,690	147,420	428,139	806,762	2,618,674

Joseph F. Jeamel, Jr.	2007	219,881	0	0	48,960	99,189	258,106	51,587	677,723

Chief Operating Officer	2006	212,884	0	464,940	49,476	66,950	196,020	417,804	1,408,074

Christopher E. Buchholz (1)	2007	168,318	0	11,968	27,005	59,129	77,466	30,562	374,448
Executive Vice President

Gregory A. White	2007	159,144	0	20,826	31,828	63,648	8,123	25,177	308,746
Senior Vice President, Chief Financial Officer and Treasurer	2006	158,365	0	25,304	805	39,780	8,129	40,408	272,791

Charles J. DeSimone, Jr.	2007	157,378	0	26,286	19,205	39,338	37,523	26,077	305,807
Senior Vice President, Chief Risk and Credit Officer	2006	153,335	0	11,722	322	38,563	31,814	43,852	279,608

(1)	Mr. Buchholz was hired on June 5, 2006 and promoted to Executive Vice President in July 2007.

(2)	Reflects actual base salary amounts paid for fiscal year 2007.

(3)	There were no bonuses paid outside of the Rockville Bank Officer Incentive Compensation (OICP) Plan. See column (g).

(4)	These amounts represent the accounting expense recognized in 2007 of restricted stock awards made in 2006 pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with SFAS 123R. The awards vested 20% on December 22, 2006, 20% on December 13, 2007 and are scheduled to vest 20% on each December 13, 2008-2010 and the associated expense on the awarded stock will be recorded from the award date through 2010. Mr. McGurk and Mr. Jeamel reached retirement age and unvested shares will be accelerated upon retirement; therefore, the awards were fully expensed at grant. Assumptions made in valuing these awards are disclosed in footnote 12, “Stock Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2007 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(5)	These amounts represent the accounting expense recognized in 2007 of stock option awards made in 2006 and 2007 pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with SFAS 123R. The stock options awarded in December 2006 will vest on December 13, 2008. The stock options awarded in August 2007 vested 20% on August 14, 2007, and are scheduled to vest 20% on each August 14, 2008-2011. Mr. McGurk and Mr. Jeamel reached retirement age and unvested shares will be accelerated upon retirement; therefore, the awards were fully expensed at grant. Assumptions made in valuing these awards are disclosed in footnote 12, “Stock Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2007 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(6)	Reflects the annual bonus earned for fiscal year 2007 under the Rockville Bank Officer Incentive Compensation (OICP) Plan. Mr. Buchholz’s incentive target value was adjusted to reflect his salary increased due to the promotion in July 2007.

(7)	Reflects the change in the present value of the life annuity from fiscal year end 2006 to 2007 for both the qualified and non-qualified defined benefit retirement plans (The Retirement Plan of Rockville Bank, SERP, Supplemental Savings and Retirement Plan, and Supplemental Executive Retirement Agreement), as follows:

		Supplemental		Supplemental
		Executive	Supplemental	Executive Ret.
	Retirement Plan	Retirement Plan	Savings &	Agreement
Name	(Pension)	(SERP)	Retirement Plan	(Flat $ Benefit)	Total
William J. McGurk	$49,155	$(329,333)	$73,032		$(207,146)
Joseph F. Jeamel, Jr.	119,516	143,505		$(4,915)	258,106
Christopher E. Buchholz(a)				77,466	77,466
Gregory A. White	8,123				8,123
Charles J. DeSimone, Jr.	37,523				37,523

(a)	Participant is not yet vested in the benefit under this plan. This is the first year of plan participation.

(8)	All Other compensation includes 401(k) matching contributions, car allowance, ESOP contributions, Company Contribution to Supplemental Savings and Retirement Plan, Group term life insurance premium and dividends.
     The following table shows individual amounts included in the “All Other Compensation” column.
All Other Compensation — Break Out

									Life
Name and			Employee	Bank	Group			Supplemental	Insurance
Principal			Stock	Owned	Term			Savings and	Premium
Position	Year		Ownership	Life	Life	Dividend	Car	Retirement	Gross-up
(a)	(b)	401(k)(1)	Plan(2)	Insurance(3)	Insurance(4)	Paid(5)	Allowance(6)	Plan	Reimbursement(7)	Total
William J. McGurk	2007	$6,750	$20,307	$125	$6,858	$5,376	$713	$37,048		$77,177
Joseph F. Jeamel, Jr.	2007	6,750	20,307	125	5,922	3,456	2,077	7,186	$5,764	51,587
Christopher E. Buchholz	2007	10,924	16,432	125	792	512	2,077			30,862
Gregory A. White	2007	5,946	17,888	125	322	896				25,177
Charles J. DeSimone, Jr.	2007	5,857	17,620	125	2,091	384				26,077

(1)	Rockville’s matching contributions to the qualified defined contribution 401(k) retirement plan.

(2)	Rockville’s contributions allocated under the Employee Stock Ownership Plan. Vesting as follows: 100% for Mr. McGurk and Mr. Jeamel; 20% for Mr. Buchholz; 60% for Mr. White; and 80% for Mr. DeSimone.

(3)	The cost of a $25,000 death benefit through Bank Owned Life Insurance.

(4)	Group term life insurance premiums for coverage in excess of $50,000.

(5)	Dividend paid for unvested restricted stock.

(6)	Mr. McGurk’s car allowance reflects his personal use of a company car. Mr. Jeamel and Mr. Buchholz’s car allowances were approved by the Human Resources Committee in August and became effective in September, 2007.

(7)	Life insurance premium ($3,955) gross-up reimbursement.
Grants of Plan-Based Awards
     The following table presents information on plan-based compensation in 2007 for the NEOs. The restricted stock and option awards were granted in 2007 under Rockville’s 2006 Stock Incentive Award Plan, described below. These stock option awards vest over a five-year period.

									All Other
									Stock
								All Other	Awards:
								Stock	Number		Grant
								Awards:	of	Exercise	Date Fair
								Number	Securities	or Base	Value of
								of Shares	Under-	Price of	Stock and
					Estimated Future Number of			of Stock	lying	Option	Option
	Grant	Estimated Possible Payouts Under			Shares Under Equity Incentive			or Units	Options	Awards(3)	Awards(4)
Name	Date(1)	Non-Equity Incentive Plan Awards(2)			Plan Awards			(#)	(#)	($/Sh)	($/Sh)
						Tar
		Threshold	Target	Maximum	Threshold	get	Maximum
		($)	($)	($)	($)	($)	($)
William J. McGurk	8/14/07	121,338	242,676	242,676	n/a	n/a	n/a	n/a	30,000	14.35	122,400
Joseph F. Jeamel, Jr.	8/14/07	49,595	99,189	99,189	n/a	n/a	n/a	n/a	12,000	14.35	48,960
Christopher E. Buchholz (5)	8/14/07	29,565	59,129	59,129	n/a	n/a	n/a	n/a	10,000	14.35	40,800
Gregory A. White	8/14/07	31,824	63,648	63,648	n/a	n/a	n/a	n/a	7,500	14.35	30,600
Charles J. DeSimone, Jr.	8/14/07	19,669	39,338	39,338	n/a	n/a	n/a	n/a	6,500	14.35	26,520

(1)	This column shows the date of the grant for all awards granted in 2007.

(2)	For Mr. McGurk, the Annual Incentive Compensation Plan target represents 60% of base salary. All other executives Annual Incentive Compensation Plan target as a percentage of base salary follows: Mr. Jeamel - 45%, Mr. Buchholz - 35%, Mr. White - 40% and Mr. DeSimone - 25%. Incentive opportunities are capped at the target and threshold awards can be 50% of the target.

(3)	Exercise price represents the closing price on the grant date.

(4)	For stock option awards, it reflects the grant date SFAS 123R fair value for awards disclosed in the column (j) the Black-Scholes value is $4.08 per share. Assumptions made in valuing these awards are disclosed in footnote 12, “Stock Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2007 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.

(5)	Mr. Buchholz’s target value was adjusted to reflect salary increase for promotion.
Employee Stock Ownership Plan
     As part of the reorganization and stock offering completed in 2005, the Company established an Employee Stock Ownership Plan (“ESOP”) for eligible employees of the Bank, and authorized the Company to lend the funds to the ESOP to purchase 699,659 or 3.6% of the shares issued in the initial public offering. Upon completion of the reorganization, the ESOP borrowed $4.4 million from the Company to purchase 437,287 shares of common stock. Additional shares of 262,372 were subsequently purchased by the ESOP in the open market at a cost of $2.7 million with additional funds borrowed from the Company. The Bank intends to make annual contributions to the ESOP that will be adequate to fund the payment of regular debt service requirements attributable to the indebtedness of the ESOP.
     The interest rate for the ESOP loan is the prime rate plus one percent, or 8.25% as of December 31, 2007. As the loan is repaid to the Company, shares will be released from collateral and will be allocated to the accounts of the participants. As of December 31, 2007 the outstanding principal and interest due was $5.9 million and principal and interest payments of $2.0 million have been made on the loan since inception.
     ESOP expense for the year ended December 31, 2007 was $1.0 million. At December 31, 2007, there were 489,761 shares remaining to be allocated with an aggregate fair value of $6.0 million, and no unreleased ESOP shares.

401(k)
     The Bank maintains a tax-qualified 401(k) Plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees become eligible to make salary reduction contributions to the 401(k) Plan and to receive any matching or discretionary contributions made to the 401(k) Plan by the Bank on the first day of the calendar quarter coinciding with or next following the date that the employee has attained 21 years of age and completed at least 1,000 hours of service in a period of six to 12 consecutive calendar months.
     Under the 401(k) Plan, participants may elect to have the Bank contribute up to 50% of their compensation each year, subject to certain limitations imposed by the Internal Revenue Code. The 401(k) Plan permits the Bank to make discretionary matching and additional discretionary contributions to the 401(k) Plan. Participants in the 401(k) Plan may direct the investment of their accounts in several types of investment funds.
     Participants are always 100% vested in their elective deferrals, matching and discretionary matching contributions and related earnings under the 401(k) Plan. Participants become vested in any discretionary contributions and related earnings in 20% increments, beginning with the completion of two years of service and ending with the completion of six years of service. Participants also become 100% vested in any discretionary contributions and related earnings upon the attainment of normal retirement age (age 65). Participants are permitted to receive a distribution from the 401(k) Plan only in the form of a lump sum payment.
     Beginning January 1, 2005, all eligible plan participants, even those who do not contribute to the 401(k) Plan receive an automatic 3% of pay “safe harbor” contribution that is fully vested upon receipt. In addition to the 3% “safe harbor” contribution, participants hired after this date are also eligible for a discretionary matching contribution which may be declared by the Bank on an annual basis. All plan participants may receive additional discretionary contributions that the Bank may decide to make from time to time as it deems appropriate. New employees hired after January 1, 2005 are not eligible to participate in the Bank’s defined benefit Retirement Plan, as described above.
Death Benefits for Certain Officers
     The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by bank-owned life insurance pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after the officer’s retirement in accordance with the terms of the Bank’s defined benefit Retirement Plan. The benefits of the plan are provided solely from Rockville Bank’s general assets.
2006 Stock Incentive Award Plan
     The Board of Directors and shareholders of the Company approved the Rockville Financial, Inc. 2006 Stock Incentive Award Plan in 2006. The Board of Directors believes that the ability to grant stock options, stock awards, stock appreciation rights and/or performance awards is an important component of the Company’s overall compensation philosophy. In order to attract, retain and motivate qualified employees and Board members, the Board believes the Company must offer market competitive, long-term compensation opportunities. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of management and Company shareholders.

     The following tables present information about stock awards outstanding with respect to the Named Executive Officers:
Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
								Number	or Payout
			Equity			Number	Market	of	Value of
			Incentive			of	Value of	Unearned	Unearned
			Plan			Shares	Shares	Shares,	Shares,
	Number of	Number of	Awards			or Units	or Units	Units or	Units or
	Securities	Securities	Number of			of Stock	of Stock	Other	Other
	Underlying	Underlying	Securities			That	That	Rights	Rights
	Unexercised	Unexercised	Underlying	Option		Have	Have	That	That
	Options	Options(1)	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested(2)	Vested(3)	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)
William J.	0	30,000		17.77	12/13/2016
McGurk	6,000	24,000		14.35	8/14/2017	25,200	307,440
Joseph F. Jeamel,	0	12,000		17.77	12/13/2016
Jr.	2,400	9,600		14.35	8/14/2017	16,200	197,640
Christopher E.	0	4,000		17.77	12/13/2016
Buchholz	2,000	8,000		14.35	8/14/2017	2,400	29,280
Gregory A.	0	7,500		17.77	12/13/2016
White	1,500	6,000		14.35	8/14/2017	4,200	51,240
Charles J.	0	3,000		17.77	12/13/2016
DeSimone, Jr.	1,300	5,200		14.35	8/14/2017	1,800	21,960

(1)	The options granted at $17.77 will vest on December 13, 2008 and the options granted at $14.35 will vest on each August 14, 2007-2011.

(2)	Vesting dates for these stock awards are as follows: 20% on December 22, 2006, and 20% on each December 13, 2007-2010. Vesting is accelerated upon retirement. Mr. McGurk and Mr. Jeamel reached retirement age; therefore, unvested shares will vest on an accelerated basis upon retirement.

(3)	Market values are based on the closing market price of the Company’s stock on December 31, 2007.
Option Exercises and Stock Vested — 2007

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	Upon Exercise ($)	Vesting	Vesting ($)(2)
William J. McGurk(1)			8,400	111,048
Joseph F. Jeamel, Jr. (1)			5,400	71,388
Christopher E. Buchholz			800	10,576
Gregory A. White			1,400	18,508
Charles J. DeSimone, Jr.			600	7,932

(1)	Vesting is accelerated upon retirement. Mr. McGurk and Mr. Jeamel reached retirement age; therefore, unvested shares will vest on an accelerated basis upon retirement

(2)	Value reflects the vested shares at the vesting price on December 13, 2007 of $13.22

Retirement Plan
     The Bank maintains the Retirement Plan of Rockville Bank, a non-contributory defined benefit pension plan intended to satisfy the qualification requirements of Section 401(a) of the Internal Revenue Code. Employees of the Bank become eligible to participate in the Retirement Plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants become fully vested in their accrued benefits under the Retirement Plan upon the completion of five years of vesting service after their 18th birthday. Participants are credited with one year of vesting service for each plan year in which they complete 1,000 hours of service.
     For participants hired on or after February 1, 1998, the normal retirement benefit under the Retirement Plan is the product of (a) the participant’s years of credited service (up to 30 years), multiplied by (b) 2% of the participant’s average annual earnings. For participants hired prior to February 1, 1998, the normal retirement benefit is the product of (a) the participant’s years of credited service (up to 20 years), multiplied by (b) 3% of the participant’s average annual earnings. The maximum annual retirement benefit is limited to 60% of average annual earnings. The minimum annual retirement benefit is $20 per month.
     In general, the Retirement Plan provides for a normal retirement monthly benefit that, unless deferred, is payable, on the first day of the month coincident with or next following the later of the participant’s 65th birthday or the fifth anniversary of his or her participation in the Retirement Plan (for employees who became participants before June 13, 1990, benefits are payable on the first day of the month coincident with or next following the participant’s 65th birthday). For participants who elect to postpone their normal retirement date, the Retirement Plan provides for a monthly benefit equal to the greater of (a) the normal retirement benefit, based on average annual earnings and credited service to the participant’s postponed retirement date, and (b) the normal retirement benefit payable if benefits commenced on the normal retirement date, increased by 8% for each 12-month period between the participant’s normal and postponed retirement date.
     Participants with at least 15 years of credited service (five years for participants employed on or before December 1, 1976) may elect to receive an early retirement benefit if the participant terminates employment within five years of his or her normal retirement date. The benefit of a participant who defers payment of early retirement benefits until his or her normal retirement date is calculated in the same manner as the normal retirement benefit, taking into account average annual earnings and credited service to the date of termination of employment. The benefit of a participant who elects to receive payment of early retirement benefits on the first day of the month coincident with or next following his or her termination of employment is equal to the greater of (a) the amount the participant would have received at his or her normal retirement date, reduced by .25% for each calendar month that payments commence prior to his or her normal retirement date, and (b) the amount the participant would have received at his or her normal retirement date, reduced by certain adjustment factors set forth in the Retirement Plan. In addition, a participant with at least five years of service may receive a disability pension benefit in the event of certain circumstances set forth in the Retirement Plan. Participants with five years of vesting service who terminate employment with the Bank may also receive benefits under the Retirement Plan.
     The Retirement Plan was closed to new employees as of January 1, 2005. In addition, average annual earnings is determined by averaging compensation earned during the last 60 consecutive months of credited service and the normal form of payment of benefits earned under the Retirement Plan was changed to a straight life annuity. Notwithstanding these changes, in no event will a participant’s retirement benefit ever be less than his or her retirement benefit calculated as of December 31, 2004 on the basis of the prior definition of average annual earnings and the prior normal form of payment, which was a life annuity with ten years certain.

Supplemental Executive Retirement Plan
     The Bank has adopted the Supplemental Executive Retirement Plan (the “SERP”) for the purpose of providing designated executives of Rockville Bank with supplemental retirement benefits. Messrs. McGurk and Jeamel have been designated by the Human Resources Committee for participation in the SERP which provides them with a retirement benefit equal to 70% of the executive’s average annual earnings over the 12-month period during the last 120 months of employment producing the highest average or, if higher, the executive’s current annual earnings, which include base salary plus annual incentive compensation. The SERP benefit is offset by the executive’s benefits under the tax-qualified Retirement Plan and the Supplemental Savings and Retirement Plan. With respect to Mr. Jeamel, his SERP benefit is also offset by his benefits under his Supplemental Executive Retirement Agreement and his split dollar insurance policy.
     Participants in the SERP are entitled to their benefit upon the later of termination of employment or attainment of age 60, subject to the completion of five years of service with the Bank. Benefits under the SERP are payable in monthly installments in the form of a straight life annuity unless the participant has made a lump sum election in accordance with the terms of the SERP. A participant may elect to receive all, none or a specified portion of his or her retirement benefit as a lump sum determined on the basis of the interest rate and mortality assumptions used to calculate benefits under the tax-qualified Retirement Plan. Any such lump sum election must be made prior to the date of the participant’s commencement of participation in the SERP; otherwise, such an election becomes effective only if the participant remains in the employment of the Bank for the full 12 calendar months immediately following the date of the election (except in the case of death or disability) and payment of such lump sum pursuant to such election is not made until the fifth anniversary of the date on which payment would otherwise have been made.
     In the event that a participant who has made an election dies or becomes disabled during the 12-calendar month period following the election date, the requirement to remain employed during such 12-month period will be deemed to have been satisfied. Benefits under the SERP are not payable if barred by any action of the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation. Moreover, benefits are not payable if the participant is in breach of any non-competition or other restrictive covenant agreement in such participant’s employment or change in control agreement or if the participant has been discharged from employment for cause. In the event of a participant’s death, the participant’s spouse will receive a benefit equal to 100% of the benefit that would have been provided from the SERP had the participant retired on the date of death and commenced benefits on the later of the date the participant would have attained age 60 or the date of the participant’s death; provided, however, that in calculating the participant’s benefit, the offset attributable to the participant’s tax-qualified Retirement Plan shall be determined on the basis of the 50% survivor annuity payable to the spouse under the tax-qualified Retirement Plan.
     Upon the death of a participant after benefits commence under the SERP, 100% of the benefit that the participant was receiving at the time of death will be continued to his or her spouse; provided, however, that if a participant previously received a lump sum payment of all or a portion of the participant’s retirement benefit, such death benefit to the participant’s surviving spouse shall be proportionately reduced. In the event of the death of a participant who has one or more children who are dependents for federal income tax purposes and whose spouse dies while such child is a dependent, 100% of the benefit payable to the participant or the spouse, as the case may be, shall be continued to such dependent(s) for so long as any child remains a dependent. The Human Resources Committee retains discretion to amend the SERP to comply with new Section 409A of the Internal Revenue Code and its regulations.
Supplemental Executive Retirement Agreement
     Rockville Bank established Supplemental Executive Retirement Agreements (the “Agreement”) for Mr. Jeamel and Mr. Buchholz to supplement their retirement benefits from other sources. Under the Agreements, Mr. Jeamel may receive an annual benefit of $27,636 and Mr. Buchholz may receive an annual benefit of $40,000, each for twenty years, payable in 240 monthly installments. Benefits payable under the Agreement will be forfeited in the event Mr. Jeamel or Mr. Buchholz is “terminated for cause” before a “change in control”.

Pension Benefits
     The following table provides information regarding the retirement benefits for the NEOs under the Company’s tax-qualified defined benefit and supplemental executive retirement plans, namely the Retirement Plan of Rockville Bank, Supplemental Executive Retirement Plan, Supplemental Executive Retirement Agreement, and Supplemental Savings and Retirement Plan, described below.

			Present Value of	Payments During
	Plan	Number of Years	Accumulated	Last Fiscal
Name	Year	Credited Service	Benefit($)	Year($)
William J. McGurk
Retirement Plan of Rockville Bank	2007	27.00	1,441,038	0
Supplemental Executive Retirement Plan of Rockville Bank (70% SERP)	2007	27.83	2,390,998	0
Supplemental Savings & Retirement Plan of Rockville Bank (Article V- Supplemental Pension Benefit)	2007	27.00	729,348	0
Joseph F. Jeamel, Jr.
Retirement Plan of Rockville Bank	2007	17.00	941,371	0
Supplemental Executive Retirement Plan of Rockville Bank (70% SERP)	2007	17.17	1,254,668	0
Supplemental Executive Retirement Agreement (Flat $ Benefit)	2007	17.17	322,278	0
Christopher E. Buchholz(1)
Supplemental Executive Retirement Plan of Rockville Bank	2007	1.58	77,466	0
Gregory A. White
Retirement Plan of Rockville Bank	2007	4.00	33,813	0
Charles J. DeSimone, Jr.
Retirement Plan of Rockville Bank	2007	5.00	144,745	0

(1)	Participant is not yet vested in the benefit under this plan.

(2)	Assumptions made in valuing these benefits are disclosed in footnote 11, “Benefit Plans” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2007 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference.
Non-Qualified Deferred Compensation
     Rockville maintains one defined contribution plan, the Supplemental Savings and Retirement Plan, that provides for the deferral of compensation for executives on a basis that is not tax qualified.
Supplemental Savings and Retirement Plan
     The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering. This plan provides restorative payments to executives designated by the Human Resources Committee who are prevented from receiving the full benefits contemplated by the tax-qualified Retirement Plan, 401(k) Plan and Employee Stock Ownership Plan. The NEOs participate in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the Employee Stock Ownership Plan, deferrals and payments for employer safe harbor or matching contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
Name	in Last FY($)	in Last FY($)(1)	Last FY($)(2)	Distributions($)	Last FYE($)
William J. McGurk	40,212	37,048	(4,165)	0	208,671
Joseph F. Jeamel, Jr.	0	7,186	694	0	25,590
Christopher E. Buchholz	0	0	0	0	0
Gregory A. White	0	0	0	0	40
Charles J. DeSimone, Jr.	0	0	($35)	0	2,111

(1)	2007 deferred compensation match on current year deferrals.

(2)	2007 deferred compensation interest accrued on all deferrals.
Retiree Medical/Drug, Dental and Life Insurance Plans
     The Bank established the Retiree Medical/Drug Insurance Plan, the Retiree Dental Insurance Plan and the Retiree Life Insurance Plan to provide retiree welfare benefits to employees hired before March 1, 1993 who had at least five years of service at retirement and are age 62 or older. Participants in the Retiree Medical/Drug Insurance Plan and the Retiree Dental Insurance Plan may have to pay a percentage of the premiums payable under the plans, depending on their accumulated years of service and whether they retire before or after January 1, 1994.
     Participants hired before March 1, 1993 who had at least five years of service at retirement and are age 62 or older are eligible for life insurance coverage equal to the lesser of their final salary at retirement rounded to the next thousand or $100,000. At age 70, the life insurance coverage in effect as of a participant’s retirement date shall be reduced by 50%. The Bank pays 100% of all premiums under the Retiree Life Insurance Plan.
Employment and Change in Control Agreements
     In 2006, the Bank and the Company amended its existing employment agreement with the Bank’s President and Chief Executive Officer to provide for a one year, renewable term. The current term ends on December 31, 2008 and may be extended upon written notice from the Human Resources Committee. Similarly, the employment agreements with the Bank’s remaining Executive Officers (each, including the President and Chief Executive Officer, an “Executive Officer”), were also amended to end on December 31, 2008 and may be extended on an annual basis upon written notice provided by the Human Resources Committee. All of these contracts, except for the one granted to Mr. Buchholz, reflect a term of one year. Mr. Buchholz’s contract comes up for renewal in 2009 and will be changed from the current three year term to a one year term, consistent with other executives, at that time. The employment agreements generally provide for a base salary and the continuation of certain benefits currently received and are reviewed annually by the Human Resources Committee.
     Under specified circumstances, the employment agreements require certain payments to be made upon the Executive Officer’s termination of employment for reasons including a “change in control” as defined in the agreement. However, the Executive Officer’s employment may be terminated for cause without incurring any continuing obligations. If the Bank chooses to terminate these employment agreements for reasons other than cause, or if the Executive Officer resigns from the Bank under specified circumstances that constitute good reason, a severance benefit is payable in the amount of three times the sum of his or her base salary and his or her potential annual incentive compensation for the year of termination or, if higher, his or her actual annual incentive compensation for the year prior to the year of termination. The severance benefit is payable in monthly installments over the 36 months following termination unless the termination occurs within two years after a change in control, in which case it is payable in an immediate lump sum.
     In addition, the Executive Officer is entitled to a pro-rata portion of the annual incentive compensation potentially payable to him or her for the year of termination; accelerated vesting of any outstanding stock options, restricted stock or other stock awards; immediate exercisability of any outstanding options; and deemed satisfaction of any performance-based objectives under any stock or other long-term incentive award. If the Executive Officer elects to continue his or her health plan coverage under COBRA, the Bank will pay the Executive Officer on a monthly basis the after-tax cost of such COBRA coverage. If the COBRA continuation period is less than three years, the Bank will make a good faith effort to obtain other comparable insured coverage for the Executive Officer for the balance of such three-year period; otherwise, the Bank will pay the Executive Officer a lump sum amount equal on an after-tax basis to the present value of the cost of the coverage that would have been incurred for the balance of such three-year period if the Executive Officer had participated in the Bank’s retiree medical plan. In addition, the Bank will pay the Executive Officer a lump sum amount equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for such three-year period.
     In the event that an Executive Officer becomes entitled to benefits in connection with a change in control that are subject to the tax on excess parachute payments under Section 4999 of the Internal Revenue Code, the Bank will pay to the Executive Officer a gross-up payment such that the net amount retained by the Executive Officer, after deduction of any such excise tax and related income and excise taxes, will be equal to the total payments he or she would have received absent such excise tax. In the event of a potential change in control, the Bank will fund a rabbi trust to provide for payment of benefits due to the Executive Officers under their employment agreements. In consideration for the compensation and benefits provided under their employment agreements, the Executive Officers are prohibited from competing with the Bank and the Company during the term of their employment agreements and for a period of two years following their termination of employment; provided, however, that such prohibition does not apply in the event of the Executive Officer’s termination by the Company without cause within two years following a change in control or the Executive Officer’s resignation for good reason within two years following a change in control or the Executive Officer’s voluntary resignation without entitlement to severance benefits.
Potential Payments Upon Termination or Change in Control
     The Bank and the Company have entered into certain agreements and maintain certain plans that will require the payment of compensation to Executive Officers in the event of a termination of employment or a change in control of the Company. Those agreements are described above under the caption Employment and Change in Control Agreements. The amount of compensation payable to each Executive Officer in the hypothetical situation described below is disclosed in the table. Pension benefits that would be received by an Executive Officer on termination of employment are described in the “Pension Benefits” table on page 27 and the “Supplemental Savings and Retirement Plan.” table on page 28.
     In considering the change in control provisions for the employment agreements, the Human Resources Committee was mindful of the Bank’s intent to remain independent. Accordingly, the Committee believes a change in control situation triggering these provisions, and therefore the payment of the change in control amounts, is unlikely. Conversely, the change in control provisions may also serve as a defensive deterrent to an unwanted change in control overture.
     The tables below reflect the compensation and benefits due to each of the Executive Officer in the event of termination of employment. The compensation and benefits payable to each Executive Officer upon a retirement, death, disability, a voluntary termination, an involuntary termination for cause, an involuntary termination without cause, a change in control, termination are shown below. The amounts shown assume that each termination of employment was effective as of December 31, 2007, and the fair market value of the Company’s common stock was $12.20, the closing price of common stock on the NASDAQ Global Select Market on that date. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.

Payments and Benefits upon any Termination
     Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Executive Officers will be forfeited upon termination of employment, except death, disability, retirement and change-in-control.
     Mr. McGurk, Mr. Jeamel and Mr. DeSimone have reached the retirement age defined in their employment agreements. Therefore, their termination except “involuntary termination for cause” would be considered “Retirement” per the terms of their employment agreements. These Executive Officers are entitled to a lump sum payment equal to the pro-rata portion of Executive’s annual target incentive compensation potentially payable in cash to Executive for the year of termination.
Voluntary Termination
An Executive Officer who voluntarily terminates employment is not entitled to any benefits.
Involuntary Termination for Cause
An Executive Officer whose employment is terminated for cause is not entitled to any benefits.
Involuntary Termination Without Cause
Upon an involuntary termination other than for cause, the Executive Officer is entitled to
▪	Three times the sum of the Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination or the portion of the Executive’s annual incentive compensation that became payable in cash to the Executive for the latest year preceding the year of termination.

▪	A lump sum payment equal to the pro-rata portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination.

▪	The continuation of benefits, which includes Health Care, Group term Life Insurance and long-term disability benefits.

▪	In addition, Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post retirement life insurance.
Change-in-Control Qualifying Termination
Upon Change-in-Control termination, the Executive Officer is entitled to
▪	Three times the sum of the Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the greater of the portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination or the portion of the Executive’s annual incentive compensation that became payable in cash to the Executive for the latest year preceding the year of termination.

▪	A lump sum payment equal to the pro-rata portion of the Executive’s annual target incentive compensation potentially payable in cash to the Executive for the year of termination.

▪	The continuation of benefits, which includes Health Care, Group term Life Insurance and long-term disability benefits.

▪    A lump-sum tax gross-up payment if the executive becomes subject to the 20% excise tax on “parachute payments”.
▪    In addition, Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post-retirement life insurance.
Death
     The Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the beneficiary can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued up to three years.
▪    Mr. McGurk and Mr. Jeamel’s survivors are eligible for post-retirement health care.
Disability
     The Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the Executive Officer can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued until the Executive Officer is eligible for Medicare.
▪    In addition, Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post retirement life insurance.
Retirement
     The Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Executive Officer and all unvested stock awards and all unvested stock options held by the Executive Officer will be accelerated and the Executive Officer can exercise the options at any time within five years from the termination. In addition, the health care benefit will be continued until the Executive Officer is eligible for Medicare. In addition, Mr. McGurk and Mr. Jeamel are eligible for post-retirement health care and post-retirement life insurance.

     The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2007 for William J. McGurk:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ ( c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	1,941,408	0	1,941,408	0	0
Short-Term Incentive	242,676	242,676	242,676	0	242,676	242,676	242,676

Stock Option Unvested and Accelerated (1)	0	0	0	0	0	0	0
Restricted Stock Unvested and Accelerated	307,440	307,440	307,440	0	307,440	307,440	307,440

Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	233,364	233,364	268,266	233,364	268,266	120,165	283,901
280G Tax & Gross Up	0	0	0	0	736,091	0	0

Total:	783,480	783,480	2,759,790	233,364	3,495,881	670,281	834,017

(1)	All the stock options were underwater as of 12/31/2007.

(2)	Includes postretirement health care, postretirement life insurance, health care continuation for eligible non-spouse dependent only, group term life benefit and long-term disability benefit.
     The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2007 for Joseph F. Jeamel, Jr.:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ ( c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:

Base Salary	0	0	958,827	0	958,827	0	0

Short-Term Incentive	99,189	99,189	99,189	0	99,189	99,189	99,189

Stock Option Unvested and Accelerated (1)	0	0	0	0	0	0	0
Restricted Stock Unvested and Accelerated	197,640	197,640	197,640	0	197,640	197,640	197,640
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	174,581	174,581	183,589	174,581	183,589	75,085	174,581
280G Tax & Gross Up	0	0	0	0	0	0	0

Total:	471,410	471,410	1,439,245	174,581	1,439,245	371,914	471,410

(1)	All the stock options were underwater as of 12/31/2007.

(2)	Includes postretirement health care, postretirement life insurance, group term life benefit and long-term disability benefit.

     The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2007 for Christopher E. Buchholz:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ ( c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	720,387	0	720,387	0	0
Short-Term Incentive	0	0	59,129	0	59,129	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	0	0	0
Restricted Stock Unvested and Accelerated	0	29,280	0	0	29,280	29,280	29,280
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	11,216	0	11,216	1,701	41,682
Supplemental Executive Retirement Agreement Acceleration (3)	0	0	0	0	466,461	466,461	466,461
280G Tax & Gross Up	0	0	0	0	456,504	0	0

Total:	0	29,280	790,732	0	1,742,977	497,442	537,423

(1)	All the stock options were underwater as of 12/31/2007.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.

(3)	Supplemental Executive Retirement Agreement is not vested yet. However, under the CIC, Death and Disability case, the vesting is accelerated.
     The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2007 for Gregory A. White:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ ( c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	668,304	0	668,304	0	0
Short-Term Incentive	0	0	63,648	0	63,648	0	0
Stock Option Unvested and Accelerated (1)	0	0	0	0	0	0	0
Restricted Stock Unvested and Accelerated	0	51,240	0	0	51,240	51,240	51,240
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	0	0	82,002	0	82,002	75,490	553,329
280G Tax & Gross Up	0	0	0	0	300,988	0	0

Total:	0	51,240	813,954	0	1,166,182	126,730	604,569

(1)	All the stock options were underwater as of 12/31/2007.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For disability, benefit is assumed to continue until the participant is eligible for Medicare.

     The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2007 for Charles J. DeSimone, Jr.:

					Involuntary
					or Good
					Reason
			Involuntary		Termination
			Not For		within 2
Executive benefits and	Voluntary	Normal	Cause	For Cause	Years of a
Payments Upon	Termination	Retirement	Termination	Termination	CIC	Death	Disability
Termination (a)	$ (b)	$ ( c)	$ (d)	$ (e)	$ (f)	$ (g)	$ (h)

Compensation:
Base Salary	0	0	590,070	0	590,070	0	0
Short-Term Incentive	39,338	39,338	39,338	0	39,338	39,338	39,338
Stock Option Unvested and Accelerated (1)	0	0	0	0	0	0	0
Restricted Stock Unvested and Accelerated	0	21,960	0	0	21,960	21,960	21,960
Benefits and Perquisites:
Health and Welfare Benefit Continuation (2)	24,683	24,683	60,479	0	60,479	24,683	27,436
280G Tax & Gross Up	0	0	0	0	240,083	0	0

Total:	64,021	85,981	689,887	0	951,930	85,981	88,734

(1)	All the stock options were underwater as of 12/31/2007.

(2)	Includes health care continuation, group term life benefit and long-term disability benefit. The value represents three years continuation of benefits grossed up for tax. For voluntary termination or disability, benefit is assumed to continue until the participant is eligible for Medicare and for his spouse until the expiration of her COBRA continuation period.
Director Compensation
Director Fees
     Each non-employee Director receives an annual retainer of $10,200 and $850 for each Board or Committee meeting that he or she attends. In addition to the above fees, the Chairman of the Board also receives an annual retainer of $21,000, and the Vice Chairman of the Board, the Audit Committee Chairman, and the Human Resources Committee Chairman receive annual retainers of $11,400. The Company paid fees totaling $382,550 to non-employee Directors during the fiscal year ended December 31, 2007. Directors are not paid separately for their services on the Board of both the Company and the Bank.
     The following table details the compensation paid to each of our non-management Directors in 2007.

					Change in
					Pension Value
	Fees				and
	Earned				Nonqualified
	or Paid	Stock		Non-Equity	Deferred
	in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash(2)	(3)	Awards	Compensation	Earnings(5)	Compensation(6)	Total
Name	($)	($)	(4)	($)	($)	($)	($)
Michael A. Bars	49,550	37,293	4,873	0	0	1,280	92,996
C. Perry Chilberg	40,200	37,293	4,873	0	0	1,280	83,646
David A. Engelson	43,900	46,505	6,140	0	0	1,597	98,142
Pamela J.Guenard	14,850	0	0	0	0	0	14,850
Raymond H. Lefurge, Jr.	63,100	37,293	4,873	0	0	1,280	106,546
Stuart E. Magdefrau	37,300	37,293	4,873	0	0	1,280	80,746
Thomas S. Mason	40,200	64,812	6,140	0	0	1,597	112,749
Rosemarie Novello Papa	15,700	0	0	0	0	0	15,700
Peter F. Olson	45,550	44,158	4,873	0	0	1,280	95,861
Betty R. Sullivan (1)	16,500	0	0	0	0	448	16,948
Richard M.Tkacz	15,700	0	0	0	0	0	15,700

(1)	Ms. Sullivan retired as a Director April 30, 2007.

(2)	Mr. Mason and Ms. Sullivan elected to defer some of their annual fees: Mr. Mason — $20,100 and Ms. Sullivan — $4,125.

(3)	These amounts represent the accounting expense recognized in 2007 of restricted stock awards made in 2006 pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with FAS 123R. Assumptions made in valuing these awards are disclosed in footnote 12, “Stock Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2007 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference. As of December 31, 2007 Directors have the following unvested shares; Bars – 6,000 shares; Chilberg – 6,000 shares; Engelson – 7,485 shares; Lefurge – 6,000 shares; Magdefrau – 6,000 shares; Mason – 7,485 shares; Olson – 6,000 shares; and all the shares held by Ms. Sullivan were accelerated upon her retirement on April 30, 2007.

(4)	These amounts represent the accounting expense recognized in 2007 of stock option awards made in 2006 pursuant to Rockville’s 2006 Stock Incentive Award Plan determined in accordance with FAS 123R. Assumptions made in valuing these awards are disclosed in footnote 12, “Stock Based Compensation” to Rockville’s Consolidated Financial Statements for the year ended December 31, 2007 as contained in Rockville’s Annual Report on Form 10-K incorporated herein by reference. As of December 31, 2007 Directors have the following unvested shares; Bars – 5,000 shares; Chilberg – 5,000 shares; Engelson – 6,300 shares; Lefurge – 5,000 shares; Magdefrau – 5,000 shares; Mason – 6,300 shares; Olson – 5,000 shares; and all the shares held by Ms. Sullivan were accelerated upon her retirement on April 30, 2007.

(5)	Amounts represent changes in value of account balances from year end 2006 to year end 2007 for participants in the Rockville Bank Deferred Compensation Plan for Directors.

(6)	Reflects dividends paid for unvested restricted stock owned by each director in 2007.
Deferred Compensation Plan
     The Bank maintains the Rockville Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year in 25% increments. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director.

Participants may elect to receive the deferral amounts in a lump sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $9,300 to Directors in connection with this plan during the fiscal year ended December 31, 2007.
     Compensation in the form of perquisites and other personal benefits provided by us has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2007 for each.
Certain Relationships and Related Transactions
     Federal law and regulation generally require that all loans or extensions of credit to a Director or an executive officer must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit a Director or an executive officer to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the Director or executive officer is not given preferential treatment compared to the other participating employees.
     Directors, executive officers and employees of the Company and its subsidiaries are permitted to borrow from the Bank in accordance with the requirements of federal and state law. All loans made by the Bank to Directors and executive officers or their related interests have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender. The Company believes that at the time of origination these loans, neither involved more than the normal risk of collectibility nor presented any other unfavorable features.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF MICHAEL A. BARS, THOMAS S. MASON, AND PETER F. OLSON TO SERVE AS
DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL THEIR
RESPECTIVE SUCCESSORS ARE QUALIFIED AND ELECTED.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal 2)
   The Audit Committee has appointed the firm of Deloitte & Touche LLP to continue as independent auditors for Rockville for the year ending December 31, 2008, subject to ratification of the appointment by Rockville’s shareholders. Deloitte & Touche LLP was appointed as the independent auditors of Rockville in 2003, served as such during the Initial Public Offering and continues to serve as Rockville’s independent auditors. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Deloitte & Touche LLP, independent certified public accountants, to audit the books and accounts of Rockville for the year ending December 31, 2008. If Rockville’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.
     Deloitte & Touche LLP has advised Rockville that they are independent accountants with respect to Rockville, within the meaning of standards established by the Independence Standards Board and federal securities laws administered by the SEC.
     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of Deloitte & Touche LLP as Rockville’s independent auditors for the year ending December 31, 2008.
     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS ROCKVILLE’S INDEPENDENT AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2008.
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies, as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
     Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2009 Annual Meeting of Shareholders must be received by the Company by October 31, 2008 pursuant to the proxy solicitation regulations of the SEC. The Company’s 2009 Annual Meeting of Shareholders is currently scheduled to take place on April 28, 2009. Nothing in this paragraph shall be deemed to require Rockville to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the Commission in effect at the time.
ANNUAL REPORTS
     Copies of the Company’s 2007 Annual Report to Shareholders, which includes its Annual Report to the SEC on Form 10-K for the year ended December 31, 2007, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report to the SEC accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of their proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Investor Relations, Rockville Financial, Inc., 25 Park Street, Rockville, CT 06066.
     The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors
/s/ Judy Keppner
Judy Keppner
Secretary

☒	PLEASE MARK VOTES	REVOCABLE PROXY		With-	For all
	AS IN THIS EXAMPLE	ROCKVILLE FINANCIAL, INC.	For	hold	Except

	1.	Election of three Directors for a four year term:	☐	☐	☐
ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2008		Michael A. Bars Thomas S. Mason Peter F. Olson

   The undersigned being a shareholder of Rockville Financial, Inc. hereby appoints Raymond H. Lefurge, Jr., David A. Engelson and Michael A. Bars, or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the 2008 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on April 29, 2008, at Maneeley‘s Banquet Facility, 65 Rye Street, South Windsor, Connecticut 06074, and at any adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For” All Except” and write the name(s) of the nominee(s) in the space provided below.

			For	Against	Abstain
	2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the current year	☐	☐	☐

		MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

This proxy will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under Proposal 1, “FOR” the ratification of Rockville Financial, Inc.’s appointment of independent auditors in Proposal 2; and in accordance with the determination of a majority of the Board of Directors as to any other matters. If the proxy is not marked to withhold authority to vote for the nominees, it will be voted FOR the nominees.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

é	Detach above card, sign, date and mail in postage paid envelope provided.	é
ROCKVILLE FINANCIAL, INC.
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